Exhibit 99.1

Mike Woolf Joins Board of Directors of United Security Bancshares
Thursday May 26, 3:33 pm ET

FRESNO, CA— (MARKET WIRE)—May 26, 2005 — Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM:UBFO - News) announced today the addition of Mike Woolf as a director of United Security Bancshares and United Security Bank. Mike joined the Boards on May 24, 2005.

Mike, a Fresno native, attended San Joaquin Memorial High School, UC Berkeley, and UOP Dental School followed by a general practice residency at Valley Medical Center (UMC). Mike has been a practicing dentist for 23 years. He was a Board member of the Fresno Metropolitan Museum for 6 years and a past president of the Fresno-Madera Dental Society. Currently he serves on the board of the Carden School of Fresno, Woolf Farming Company, and serves as Chairman of the Western Pistachio Association.

Woods commented, “With his long history in the area, Mike brings a wealth of knowledge and sound business philosophy to this position. He is a strong leader, admired for his integrity and vision, and will provide excellent continuity in helping direct United Security Bancshares and United Security Bank into the future.”

Contact:

Contact:

Dennis Woods

dwoods@unitedsecuritybank.com